POWER OF ATTORNEY

Each of the undersigned directors and officers of Exabyte Corporation (the "Company") hereby authorizes William L. Marriner and Stephen F. Smith and each of them as their true and lawful attorneys-in-fact and agents: (1) to sign in the name of each such person and file with the Securities and Exchange Commission a Registration Statement on Form S-3 and any and all amendments (including post-effective amendments and any subsequent registration statement filed pursuant to Rule 462(b)) to such Registration Statement, for the registration under the Securities Act of 1933, as amended, of shares of Common Stock, Preferred Stock, Warrants, Debt Securities, or any combination thereof having an aggregate maximum offering price to the public of $25,000,000 (the "Offering") to be offered and sold by the Company and any other securities of the Company which the Company's Board of Directors authorizes to be included in such Registration Statement; and (2) to take any and all actions necessary or required in connection with such Registration Statement and amendments to comply with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Signature	Title	Date
/s/ William L. Marriner William L. Marriner	Chairman of the Board, President and Chief Executive Officer	January 19, 2001
/s/ Stephen F. Smith Stephen F. Smith	Vice President, Chief Financial Officer, General Counsel and Secretary	January 19, 2001
/s/ Peter D. Behrendt Peter D. Behrendt	Director	January 19, 2001
/s/ Stephen C. Johnson Stephen C. Johnson	Director	January 19, 2001
/s/ A. Laurence Jones A. Laurence Jones	Director	January 19, 2001
/s/ Thomas E. Pardun Thomas E. Pardun	Director	January 19, 2001
/s/ Ralph Z. Sorenson Ralph Z. Sorenson	Director	January 19, 2001